                                                                    Exhibit 99.4


               BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

                                   FORM 10-Q

            [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                 For the Quarterly Period Ended March 31, 1999

                                      Or

            [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

            For the transition period from __________ to __________

For the Quarter Ended March 31, 1999        Commission File Number:  ___________

                FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA
            (Exact name of registrant as specified in its charter)

         California                                       94-0467440
(State or other jurisdiction                          (I.R.S.  Employer
of incorporation or organization)                     Identification No.)


121 W. Pine Street, Lodi, California                          95240
(Address of principal Executive offices)                    (Zip Code)

Registrant's telephone number, including area code (209) 334-1101

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                         Yes  [X]         No   [_]


          Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                 Common Stock

Stated value $5.00, authorized 1,000,000 shares; issued and outstanding 632,185 as of 5/11/99.

                           FARMERS & MERCHANTS BANK
                             OF CENTRAL CALIFORNIA

                                   FORM 10-Q
                               TABLE OF CONTENTS

                              --------------------


PART I. - FINANCIAL INFORMATION                                                       Page
          ---------------------                                                       ----
Item 1 - Financial Statements

         Consolidated Balance Sheets as of March 31, 1999
         December 31, 1998 and March 31, 1998.                                           3

         Consolidated Statements of Income for the Three Months
         Ended March 31, 1999 and 1998.                                                  4

         Consolidated Statements of Comprehensive Income
         For the Three Months Ended March 31, 1999 and 1998.                             5

         Statement of Changes in Shareholders' Equity as of
         March 31, 1999 and December 31, 1998                                            6

         Consolidated Statement of Cash Flows for the Months
         Ended March 31, 1999 and 1998.                                                  7

         Notes to Consolidated Financial Statements                                      8

 Item 2 - Management's Discussion and Analysis                                           9

PART II. - OTHER INFORMATION                                                            20
           -----------------

SIGNATURES                                                                              21
----------

PART I. - FINANCIAL INFORMATION

Item 1 -  Financial Statements


FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Consolidated Balance Sheets

-----------------------------------------------------------------------------------------------------------------------------
                                                                      March 31,          December 31,         March 31,
Assets                                                                   1999                1998                1998
-----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents
  Cash and Due From                                                    $  23,670,640       $  27,571,594       $  22,889,719
  Federal Funds Sold                                                      19,400,000          12,140,000          10,700,000
-----------------------------------------------------------------------------------------------------------------------------
    Total Cash and Cash Equivalents                                       43,070,640          39,711,594          33,589,719
Trading Securities                                                              -                   -             10,032,813
Investment Securities:
  U.S. Treasury                                                           26,316,635          11,105,061          15,204,838
  U.S. Agencies                                                           14,246,158          14,127,893          60,112,442
  Municipals                                                              76,767,108          79,134,370          65,236,144
  Mortgage Backed Securities                                             248,602,241         257,644,180         200,367,869
  Other                                                                    4,488,170          10,445,442           4,375,024
-----------------------------------------------------------------------------------------------------------------------------
    Total Investment Securities                                          370,420,312         372,456,946         345,296,317
-----------------------------------------------------------------------------------------------------------------------------

Loans                                                                    327,178,833         329,470,707         269,382,685
  Less: Unearned Income                                                     (315,131)           (293,048)           (301,273)
  Less: Reserve for Possible Loan Losses                                  (8,585,677)         (8,588,695)         (7,430,091)
-----------------------------------------------------------------------------------------------------------------------------
    Loans, Net                                                           318,278,025         320,588,964         261,651,322
-----------------------------------------------------------------------------------------------------------------------------
Land, Buildings & Equipment                                               11,632,505          11,714,052          11,523,758
Interest Receivable and Other Assets                                      12,658,388          14,327,047          12,825,016
-----------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                        $756,059,869        $758,798,603        $674,918,945
=============================================================================================================================

Liabilities & Shareholders' Equity
Deposits:
  Demand                                                                $135,414,396        $156,585,748        $120,234,711
  Interest Bearing Transaction                                            59,363,410          75,575,233          55,314,107
  Savings                                                                191,618,181         166,494,923         181,807,096
  Time Deposits Over $100,000                                             64,677,659          62,371,134          62,099,522
  Time Deposits Under $100,000                                           176,114,027         166,359,770         148,315,438
-----------------------------------------------------------------------------------------------------------------------------
    Total Deposits                                                       627,187,672         627,386,808         567,770,874
-----------------------------------------------------------------------------------------------------------------------------

Fed Funds Purchased/Borrowings                                            41,085,952          43,093,031          25,000,000
Other Liabilities                                                          6,393,663           8,913,465           5,155,238
-----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                    674,667,287         679,393,304         597,926,112
-----------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity
  Common Stock                                                             3,160,925           3,160,925           3,019,925
  Additional Paid In Capital                                              40,421,324          40,421,324          36,391,764
  Retained Earnings                                                       37,303,172          34,990,563          36,540,409
  Accumulated Other Comprehensive Income                                     507,162             832,487           1,040,735
-----------------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                            81,392,583          79,405,299          76,992,833
-----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities & Shareholders' Equity                            $756,059,870        $758,798,603        $674,918,945
=============================================================================================================================

FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Consolidated Statements of Income

---------------------------------------------------------------------------------------------------------------
                                                                   Three Months
                                                                 Ended March 31,                   Increase/
                                                                       1999            1998        (Decrease)
---------------------------------------------------------------------------------------------------------------
Interest Income:
  Interest & Fees on Loans                                            $7,420,023      $6,815,535      $604,488
  Federal Funds Sold                                                     237,422         212,113        25,309
  Trading Securities                                                           0               0             0
  Securities:
    U.S. Treasury                                                        292,078         281,586        10,492
    U.S. Agencies                                                        188,779       1,027,873      (839,094)
    Municipals                                                           955,230         849,692       105,538
    Mortgage Backed Securities                                         3,688,556       3,067,018       621,538
    Other                                                                 85,314          70,670        14,644
---------------------------------------------------------------------------------------------------------------
      Total Interest Income                                           12,867,402      12,324,487       542,915
---------------------------------------------------------------------------------------------------------------
Interest Expense:
  Interest Bearing Transaction                                           170,089         188,823       (18,734)
  Savings                                                              1,006,551       1,011,493        (4,942)
  Time Deposits Over $100,000                                            748,170         819,371       (71,201)
  Time Deposits Under $100,000                                         2,623,783       2,120,970       502,813
---------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                           4,548,593       4,140,658       407,935
---------------------------------------------------------------------------------------------------------------

Net Interest Income                                                    8,318,809       8,183,829       134,980
Provision for Loan Losses                                                300,000         300,000             0
---------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                    8,018,809       7,883,829       134,980
---------------------------------------------------------------------------------------------------------------

Non-Interest Income
  Service Charges on Deposit Accounts                                    954,835         824,319       130,517
  Net Gain on Sale of Investment Securities                               90,135         102,597       (12,462)
  Other                                                                  502,327         482,149        20,178
---------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                        1,547,297       1,409,065       138,232
---------------------------------------------------------------------------------------------------------------

Non-Interest Expense
  Salaries & Employee Benefits                                         3,586,484       3,368,423       218,062
  Occupancy                                                              912,900         991,040       (78,140)
  Other Operating                                                      1,540,961       1,743,568      (202,607)
---------------------------------------------------------------------------------------------------------------
      Total Non-Interest Expense                                       6,040,345       6,103,030       (62,685)
---------------------------------------------------------------------------------------------------------------

Net Income Before Taxes                                                3,525,761       3,189,864       335,897
Provision for Taxes                                                    1,213,153       1,114,192        98,961
---------------------------------------------------------------------------------------------------------------
    Net Income                                                        $2,312,608      $2,075,671      $236,937
===============================================================================================================

Earning Per Share

    Basic Earnings Per Common Share                                        $3.66           $3.28
================================================================================================

    Diluted Earnings Per Common Share                                      $3.66           $3.28
================================================================================================

FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Consolidated Statements of Comprehensive Income

-----------------------------------------------------------------------------
(in thousands)
                                                          March 31,  March 31,
                                                            1999       1998
-----------------------------------------------------------------------------
      Net Income                                           $2,313     $2,076

      Other Comprehensive Income -
          Unrealized Gains on Securities:                   ($325)      $ 55

-----------------------------------------------------------------------------
                Total Other Comprehensive Income             (325)        55
-----------------------------------------------------------------------------

      Comprehensive Income                                 $1,988     $2,131
 ============================================================================

FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Consolidated Statements of Changes in Shareholders' Equity

-----------------------------------------------------------------------------------------------------
(in thousands)
                                                                             Accumulated
                                                     Additional                 Other         Total
                                             Common   Paid-In     Retained  Comprehensive  Shareholders'
                                              Stock   Capital     Earnings     Income         Equity
-----------------------------------------------------------------------------------------------------
Balance, December 31, 1997                   3,020      36,392      34,465          946      74,823
=====================================================================================================
Net Income                                    -           -          2,076         -          2,076
Cash Dividends Declared on                                                                     -
   Common Stock                               -           -           -            -           -
5% Stock Dividend                             -           -           -            -           -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend           -           -           -            -           -
Changes in Net Unrealized Gain (Loss) on
   Securities Available for Sale              -           -           -              94          94
Balance, March 31, 1998                     $3,020    $ 36,392    $ 36,541      $ 1,040    $ 76,993
====================================================================================================


Balance, December 31, 1998                  $3,161    $ 40,421    $ 34,991      $   832    $ 79,405
====================================================================================================
Net Income                                    -           -          2,313         -          2,313
Cash Dividends Declared on                                                                     -
   Common Stock                               -           -           -            -           -
5% Stock Dividend                             -           -           -            -           -
Cash Paid in Lieu of Fractional
   Shares Related to Stock Dividend           -           -           -            -           -
Redemption of Stock                           -           -           -            -           -
Changes in Net Unrealized Gain (Loss) on
   Securities Available for Sale              -           -           -            (325)       (325)
Balance, March 31, 1999                     $3,161    $ 40,421    $ 37,304      $   507    $ 81,393
====================================================================================================

FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA

Consolidated Statement of Cash Flows

-------------------------------------------------------------------------------------------------------
(in thousands)                                                                  March 31,   March 31,
                                                                                   1999        1998
-------------------------------------------------------------------------------------------------------
Operating Activities:
 Net Income                                                                       $  2,313    $  2,076
 Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
     Provision for Possible Loan Losses                                                300         300
     Depreciation and Amortization                                                     434         403
     Provision for Deferred Income Taxes                                              (135)        (51)
     Accretion of Investment Security Discounts                                        256        (133)
     Net (Gain) Loss on Sale of Investment Securities                                  (90)        (12)
 Net Change in Operating Assets & Liabilities:
      Decrease in Trading Account Assets                                                 0           9
     (Increase) Decrease in Interest Receivable and Other Assets                     2,032         318
     (Decrease) in Interest Payable and Other Liabilities                           (2,520)     (1,305)
-------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                                       2,590       1,605

Investing Activities:
  Trading Securities:
    Purchased                                                                      (15,490)    (10,033)
    Sold or Matured                                                                 15,478           0
  Securities Available-for-Sale:
    Purchased                                                                      (48,826)    (29,817)
    Sold or Matured                                                                 47,598      25,831
  Securities Held-to-Maturity:
    Purchased                                                                         (209)     (3,061)
    Matured                                                                          2,765       8,158
  Net Loans Originated or Acquired                                                   2,000       2,440
  Principal Collected on Loans Charged Off                                              11          26
  Net Additions to Premises and Equipment                                             (352)       (307)
-------------------------------------------------------------------------------------------------------
     Net Cash Provided  (Used) by Investing Activities                               2,975      (6,763)

Financing Activities:
  Net (Decrease) in Demand, Interest-Bearing Transaction,
     and Savings Accounts                                                          (12,260)    (11,781)
  Increase (Decrease) in Time Deposits                                              12,061      (2,481)
  Federal Funds Purchased/Borrowings                                                (2,007)     25,000
  Cash Dividends                                                                         0           0
-------------------------------------------------------------------------------------------------------
Net Cash Provided (Used) by Financing Activities                                    (2,206)     10,738

Increase (Decrease) in Cash and Cash Equivalents                                     3,359       5,580

Cash and Cash Equivalents at Beginning of Year                                      39,712      28,010
-------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents as of March 31, 1999 and March 31, 1998                  $43,071     $33,590
=======================================================================================================

Non-Cash Activities Not Included Above:
  Gross Unrealized Gain (Loss) on Securities Available-for-Sale                  $    (553)  $     152
  Net Unrealized Gain (Loss) on Securities Available-for-Sale                         (325)         89
  Net (Increase) Decrease in Deferred Tax Asset on Securities Available-for-Sal        228         (62)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Financial Statements
A summary of the Corporations significant accounting policies is set forth in
Note 1 to the Consolidated Financial Statements in the Corporation's Annual Report on Form 10-K for 1998.

2.  Reclassifications
Certain reclassifications have been made in the 1998 financial information to conform to the presentation used in 1999.

3.  Interim Statements
The interim consolidated financial statements are unaudited and reflect all adjustments and reclassifications which, in the opinion of management, are necessary for a fair statement of the results of operations and financial condition for the interim period. All adjustments and reclassifications are of a normal and recurring nature. Results for the period ended March 31, 1999, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

4.  Earnings per Share
The actual number of shares outstanding at March 31, 1999, were 632,185. Basic and diluted earnings per share are calculated on the basis of the weighted average number of shares outstanding during the period. All per share information in the financial statements and in Management's Discussion and Analysis has been restated to give retroactive effect to the 5% stock dividend.

ITEM 2.

Management's Discussion and Analysis

Forward-Looking Statements
This annual report contains various forward-looking statements, usually containing the words "estimate," "project," "expect," "objective," "goal," or similar expressions and includes assumptions concerning the Bank's operations, future results, and prospects. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995, the company provides the following cautionary statement identifying important factors which could cause the actual results of events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, real estate, consumer, and other lending activities; (iv) changes in federal and state banking regulations;
(v) the year 2000, and; (vi) other external developments which could materially impact the Bank's operational and financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Bank undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Introduction
This section is intended to provide a better understanding of certain material changes in financial condition, operating income and expense of the Bank and its subsidiaries as shown in the consolidated financial statements for the three months ended March 31, 1999. For a more complete understanding of Farmers and Merchants Bank of Central California and its operations, reference should be made to the financial statements included in this report and in the Company's 1998 Annual Report on 10-K.


Results of Operations
Net income for the first three months ending March 31, 1999 was $2.3 million. This is an 11.4% increase over the results achieved during the first three months of 1998. Earnings per share for the three-month period increased to $3.66 from $3.28 for the first quarter of 1998. The annualized return on average assets was 1.24% for both periods. The annualized return on average equity was 11.5% for the three months ending March 31 1999, compared to 10.7% for the same period in 1998. The components of the more significant changes are discussed below.


Net Interest Income
For the three months ended March 31, 1999, net interest income was $8.3 million. This represented an increase of $135 thousand or 1.6% over net interest income for the three months ended March 31, 1998. Although net interest income increased, the net interest margin decreased to 5.0% for the three months ended March 31, 1999, compared to 5.5% for the three months ended March 31 1998.

The increase in net interest income for the most recent three-month period was the result of an increase in average earning assets. Earning assets averaged $707.5 million for the first three months of 1999. This represented an increase of $76.7 million or 12.2%, compared to average earning assets of $630.8 million for the first three months of 1998. The decrease in the net interest margin for the three months ended March 31, 1999 compared to the first three months of 1998 was the result of a lower yield on average earning assets.

The Bank reported total interest income on a tax equivalent basis of $13.3 million for the three months ended March 31, 1999. This represented an increase of $592 thousand or 4.6%, over total interest income of $12.7 million for the three months ended March 31, 1998. The increase was the result of an increase in average earning assets along with a change in the mix of earning assets. The taxable equivalent yield on average total earning assets decreased to 7.6% for the three months ended March 31, 1999, from a yield of 8.2% for the three months ended March 31, 1998.

The decrease in the yield on average earning assets resulted from a decline in interest rates from the previous year along with increased price competition for loans. The yield on average loans decreased to 9.3% for the three months ended March 31, 1999, from a yield of 10.3% for the first three months of 1998. The 100 basis point decrease in average loan yields primarily reflected the overall decline in market interest rates from the previous year. Loans typically generate higher yields than investments. Accordingly, the higher the loan portfolio is as a percentage of earning assets, the higher will be the yield on earning assets. For the three months ended March 31, 1999, loans represented 43.3% of average earning assets, compared to 40.0% for the three months ended March 31, 1998.

The increase in total interest income was partially offset by in increase in interest expense for the three months ended March 31, 1999 when compared to the same period for 1998. Interest expense totaled $4.5 million for the three months ended March 31, 1999 compared to $4.1 million for the three months ended March 31, 1998. This represented an increase of $408 thousand or 9.8%.

The increase reflected an increase in the average volume of interest bearing liabilities. Average interest-bearing liabilities were $522.1 million for the first three months of 1999. This represented an increase of $55.3 million, or 11.8% over the average interest bearing liabilities of $466.8 million for the first three months of 1998.

The cost of interest bearing liabilities decreased to 3.53% for the first three months of 1999, compared to the cost of 3.60% for the first three months of 1998. The decrease is primarily the result of a decrease in market rates from that of the previous year.

The schedules on pages 17 and 18 show the average balances of assets, liabilities and shareholders' equity and the related interest income, expense, and rates for the three month periods ended March 31, 1999 and 1998. Rates for municipal securities are shown on a taxable equivalent basis.

During periods of changing interest rates, the ability to reprice interest earning assets and interest bearing liabilities can influence net interest income, net interest margin, and consequently, the Bank's earnings. Interest rate risk is managed by attempting to control the spread between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities within the constraints imposed by market competition in the Bank's service area. Short term repricing risk is minimized by controlling the level of floating rate loans and maintaining a downward sloping ladder of bond payments and maturities. Basis risk is managed by the timing and magnitude of changes to interest bearing deposit rates. Yield curve risk is reduced by keeping the duration of the loan and bond portfolios relatively short.

Both the net interest spread and the net interest margin are largely affected by the Banks ability to reprice assets and liabilities as interest rates change. The Bank's management utilizes the results of a dynamic simulation model to quantify the estimated exposure of net interest income to sustained changes in interest rates. The sensitivity of the Bank's net interest income is measured over a rolling 12-month horizon. The simulation model estimates the impact of changing interest rates on the net interest income from all interest earning assets and interest expense paid on all interest bearing liabilities reflected on the Bank's balance sheet. The sensitivity analysis is compared to policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year time horizon assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in interest rates over a 12-month period is assumed. The following reflects the Bank's net interest income sensitivity over a one-year horizon as of March 31, 1999.

                                             Estimated Net
                        Simulated           Interest Income
                      Rate Changes            Sensitivity
                    +200 Basis Points           +4.86%
                    -200 Basis Points           -7.98%

The table indicates that net interest income would increase by approximately 4.86% aver a 12 month period if there was an immediate sustained parallel upward shift in interest rates. Net interest income would decrease approximately 4.98% over a 12-month period if there were an immediate sustained parallel 200 basis point downward shift in interest rates.


Provision and Reserve for Possible Loan Losses
The provision for loan losses creates a reserve to absorb potential future losses. The reserve for loan losses is maintained at a level considered by management to be adequate to provide for risks inherent in the loan portfolio. In determining the adequacy of the reserve for possible loan losses, management takes into consideration examinations of bank supervisory authorities, results of internal credit reviews, financial condition of borrowers, loan concentrations, prior loan loss experience, and general economic conditions. The reserve is based on estimates and ultimate future losses may vary from the current estimates. These estimates are reviewed periodically and when adjustments are necessary they are reported in the period in which they become known.

The provision in 1999 is consistent with the provision charged to expense in 1998. As of March 31, 1999, the reserve for possible loan losses was $8.6 million, which represents 2.6% of the total loan balances. For the period ended March 31, 1998 the reserve balance was $7.4 million and 2.7% of total loans.

Nonperforming assets, which includes nonaccrual loans, loans past due 90 days or more and still accruing, restructured loans, and other real estate owned, totaled $6.2 million at March 31, 1999, an increase of $70 thousand from March 31, 1998.

Although management believes that nonperforming assets are generally secured and that potential losses are adequately covered in the allowance at March 31, 1999, there can be no assurance that a general deterioration of economic conditions which adversely affect the Company's service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

                       Reserve for Possible Loan Losses

Balance, December 31, 1997                        7,188
Provision Charged to Expense                        300
Recoveries of Loans Previously
Charged Off                                          27
Loans Charged Off                                   (85)
-------------------------------------------------------
Balance, March 31, 1998                          $7,430
=======================================================

Balance, December 31, 1998                        8,589
Provision Charged to Expense                        300
Recoveries of Loans Previously
Charged Off                                          11
Loans Charged Off                                  (314)
-------------------------------------------------------
Balance, March 31, 1999                          $8,586
=======================================================


Non-Interest Income
Non-interest income includes revenues earned from sources other than interest income. These sources include: service charges and fees on deposit accounts, fee income from the alternative investment products, other fee oriented products and services, gain or (loss) on sale of securities or other real estate owned.

Non-interest income increased 9.8% for the three months ending March 31, 1999, compared to the same period of 1998. This increase was due to gains on sales of securities and also due to an increase in service charges on deposit accounts.


Non-Interest Expense
Non-interest expense declined 1.0% to $6.0 million for the first three months of 1999. This is the net result of an increase in salary and benefit costs of 6.4% relating to additional staffing and merit increases for employees, a decrease in occupancy costs of 7.8% and a decrease in other operating costs of 11.6%.


Balance Sheet Analysis

The Bank reported total assets of $756.1 million at March 31, 1999. This represented an increase of $81.1 million, or 12.0% over total assets of $674.9 million at March 31, 1998. Gross Loans totaled $327.2 million at March 31, 1999. This represented an increase of $57.8 million, or 21.5% over gross loans at March 31, 1998. Total deposits increased $59.4 million, or 10.5% from March 31, 1998.


Investment Securities
The investment portfolio provides the Bank with additional liquidity that may be required to meet the needs of Bank borrowers and satisfy deposit account withdrawals. As of March 31, 1999 the investment portfolio represented 49% of the Bank's total assets. Total investment securities increased $25.1 million from a year ago and now total $370.4 million.

At March 31, 1999, the Bank's net unrealized gain on securities available-for-sale totaled $861.8 thousand. Note 3 of the Notes to the Consolidated Financial Statements in the Bank's 1998 Annual Report on form 10-K discusses its current accounting policy as it pertains to recognition of market values for investment securities held as available-for-sale.

The Bank has been able to maintain its investment in Obligations of States and Political Subdivisions (municipals) despite the restrictions of the Tax Reform Act of 1986. The Bank replaces maturities of municipal securities only with "qualified issues". Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from Federal Income Taxes.


Loans
The Bank's loan portfolio for the three months ending March 31, 1999 increased $57.8 million compared to March 31, 1998. Additionally, on an average balance basis loans have increased $55.0 million or 20.5%. The table below sets forth the distribution of the loan portfolio by type as of the dates indicated. (Dollar amounts in thousands)

                                   3/31/99     3/31/98
Real Estate Const.                  31,016      22,701
Other Real Estate                  178,613     154,248
Commercial                          99,619      77,156
Consumer                            17,931      15,277
  Gross Loans                      327,179     269,382
Less:
  Unearned Income                      315         301
  Reserve for LL                     8,586       7,430
  Net Loans                        318,278     261,651


Non-Performing Assets
The Bank's policy is to place loans on non-accrual status when principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash.

Although management believes that nonperforming assets are generally well secured and that potential losses are reflected in the allowance for credit losses, there can be no assurance that a general deterioration of economic conditions or collateral values would not result in future credit losses.

                             Non-Performing Assets

                             Mar.       Dec.       Mar.
                             1999       1998       1998
---------------------------------------------------------
Nonperforming
Loans                        $5,554     $4,624     $4,704
OREO                            599        636      1,379

Total                         6,153      5,260      6,083
=========================================================
% of Total
---------------------------------------------------------
Loans                          1.9%       1.6%       2.3%



Deposits
At March 31, 1999, deposits totaled $627.2 million. This represents an increase of 10.5% or $59.4 million from total deposits of $567.8 million at March 31, 1998. The greatest area of growth was in Time Deposits under $100,000, which increased $27.8 million or 18.7% from a year ago. This increase is due to new customer relationships.

Demand deposits totaled $135.4 million at March 31, 1999, representing a decrease of $21.2 million or 13.5% since December 31, 1998. The decrease in demand deposits from the year-end total reflects normal seasonal fluctuations relating to agricultural and other depositors. Demand deposits compared to one year ago have increased $15.2 million or 12.6% from the March 31, 1998 total of $120.2 million. This increase is due to new customer relationships.

Other borrowed funds totaled $41.1 million at March 31, 1999. This represented an increase of $16.1 million, or 64.3% over other borrowed funds of $25.0 million at March 31, 1998. The increase in other borrowed funds from a year ago was the result of an increase in secured loans from the Federal Home Loan Bank. The funds were used to purchase investment securities at a positive net interest spread as well as match fund term real estate loans.


Liquidity
Liquidity is the Bank's ability to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits. The Bank maintains overnight investments in Federal Funds as a cushion for temporary liquidity needs. During the first quarter of 1999, Federal Funds averaged $19.6 million. In addition, the Bank maintains Federal Fund credit lines of $136 million with major correspondent banks subject to the customary terms and conditions for such arrangements.

At March 31, 1999, the Bank had available liquid assets, which included cash and unpledged investment securities of approximately $355.9 million, which represents 47.1% of total assets.


Capital
Much attention has been directed at the capital adequacy of the financial institution industry. The Bank relies on capital generated through the retention of earnings to satisfy its capital requirements. The Bank engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $81.4 million at March 31, 1999 and $77.0 million as of March 31, 1998, which represents an increase of $4.4 million or 5.7%.

The Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation have adopted risk-based capital guidelines. The guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Under the guidelines the Bank is currently required to maintain regulatory risk based capital equal to at least 8.0%.

The table below presents the Bank's risk-based and leverage capital ratios as of March 31, 1999, and March 31, 1998.


                       Required
                        Minimum         March         March
Capital Ratios          Ratios          1999          1998
-------------------------------------------------------------
Risk-based Capital Ratios:
    Tier 1                   4.00%        20.27%        20.02%

    Total                    8.00%        21.53%        21.28%

Leverage Ratio               4.00%        10.90%        11.41%

Year 2000 Compliance Issues

The Bank has initiated a Bank-wide program (Y2K) to prepare its computer systems, applications and infrastructure for properly processing the dates after December 31, 1999. Based on the Federal Financial Institutions Examination Council guidelines, the Bank's Y2K program consists of the following phases:

1. Awareness Phase - A strategic approach was developed to address the Year 2000 problem.

2.  Assessment Phase - Detailed plans and target dates were developed.

3. Renovation Phase - This phase includes code enhancements, hardware and software upgrades, system replacements, vendor certification, and other associated changes.

4. Validation Phase - This phase includes testing and conversion of system applications.

5. Implementation Phase - This phase includes certification of Y2K compliance and employee training and acceptance.

Phases one through four have been completed. The Bank is currently in the implementation phase, which was completed during the first quarter of 1999.

In addition, an assessment of the Y2K readiness of external entities with which the Bank conducts its operations is ongoing. The Bank is continuing to communicate with all of its significant obligors, counterparts, other credit clients and vendors to determine the likely extent to which the Bank may be affected by third parties' Y2K plans and target dates. In this regard, the Bank is developing contingency plans in the event that external parties fail to achieve their Y2K plans and target dates.

The Bank estimates the total cost of the Y2K project to be approximately $1,878,000, of which $1,446,000 has been incurred through March 31, 1999 and the remaining $432,000 to be incurred during the remainder of 1999. The costs of the Y2K program and the date on which the Bank plans to be Y2K compliant are based on management's best current estimates, which were derived utilizing numerous assumptions of future events including the availability of certain resources, third party vendors and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ from those plans.

Subsequent Events

On April 19, 1999, the shareholders approved the formation of a Bank holding company, which will be named Farmers & Merchants Bancorp. The shareholders of

Farmers & Merchants Bank of Central California will become shareholders in Farmers & Merchants Bancorp. Shares of common stock in Farmers & Merchants Bank of Central California will be exchanged on a one for one ratio into Farmers & Merchants Bancorp.

This new corporate structure will give the Bank greater financial and corporate flexibility to make acquisitions. In addition, the new structure will allow the Bank to participate in activities through the Holding Company, which are not permissible for the Bank to engage in directly. The Holding Company will be permitted to engage in non-bank activities, such as selling insurance and securities, and providing financial and investment services. After the reorganization, the nature of the business conducted by the Bank will not change.


Average Balance Sheets

The tables on the following pages reflect the Bank's average balance sheets and volume and rate analysis for the three-month periods ending March 31, 1999 and 1998. The average yields on earning assets and average rates paid on interest-bearing liabilities have been computed on an annualized basis for purposes of comparability with full year data. Average balance amounts for assets and liabilities are the computed average of daily balances.

FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Year-to-Date Average Balances and Interest Rates
(Rates on a Taxable Equivalent Basis)

                                                                          Three Months Ended March 31,
                                                                                          1999
Assets                                                              Balance              Interest          Rate
----------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                $  19,598,556        $      237,422      4.91%
Investment Securities:
  U.S. Treasury                                                     21,251,328               292,078       5.57%
  U.S. Agencies                                                     13,716,643               188,779       5.58%
  Municipals                                                        77,296,763             1,405,780       7.38%
  Mortgage Backed Securities                                       246,647,541             3,688,562       6.06%
  Other                                                              5,978,840                85,309       5.79%
----------------------------------------------------------------------------------------------------------------
    Total Investment Securities                                    364,891,115             5,660,508       6.29%
----------------------------------------------------------------------------------------------------------------
Loans:
  Real Estate                                                      205,544,022             4,698,289       9.27%
  Commercial                                                       100,488,130             2,293,086       9.25%
  Installment                                                       14,053,087               342,294       9.88%
  Credit Card                                                        2,798,294                83,191      12.06%
  Municipal                                                            178,389                 3,163       7.19%
----------------------------------------------------------------------------------------------------------------
    Total Loans                                                    323,061,922             7,420,023       9.31%
----------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                           707,551,593          $ 13,317,953       7.63%
                                                                                 ===============================
Reserve for Loan Losses                                             (8,755,575)
Cash and Due From Banks                                             22,362,672
All Other Assets                                                    25,337,985
--------------------------------------------------------------------------------
    Total Assets                                                   $746,496,675
================================================================================

Liabilities & Shareholders' Equity
Interest Bearing Deposits:
  Interest Bearing Transaction                                    $  59,720,746        $      170,089      1.16%
  Savings                                                              183325826               1006550     2.23%
  Time Deposits Over $100,000                                           63695033                748170     4.76%
  Time Deposits Under $100,000                                         172575188               2050992     4.82%
----------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                    479316793               3975801     3.36%
Other Borrowed Funds                                                    42795289                572792     5.43%
----------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                              522,112,082         $   4,548,593      3.53%
                                                                                 ===============================
Demand Deposits                                                     137,807,361
All Other Liabilities                                                 5,869,743
--------------------------------------------------------------------------------
    Total Liabilities                                               665,789,186
Shareholders' Equity                                                 80,707,489
--------------------------------------------------------------------------------
    Total Liabilities & Shareholders' Equity                       $746,496,675
================================================================================

Net Interest Margin                                                                                        5.03%
================================================================================================================

FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Year-to-Date Average Balances and Interest Rates
(Rates on a Taxable Equivalent Basis)

                                                                         Three Months Ended March 31,
                                                                                        1998
Assets                                                            Balance             Interest         Rate
--------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                 $ 15,078,500       $     212,113      5.71%
Investment Securities:
  U.S. Treasury                                                      19,200,996             281,586      5.95%
  U.S. Agencies                                                      68,507,950           1,027,873      6.08%
  Municipals                                                         62,587,970           1,251,336      8.11%
  Mortgage Backed Securities                                        193,022,096           3,067,018      6.44%
  Other                                                               4,402,290              70,670      6.51%
--------------------------------------------------------------------------------------------------------------
    Total Investment Securities                                     347,721,302           5,698,483      6.65%
--------------------------------------------------------------------------------------------------------------
Loans:
  Real Estate                                                       175,556,840           4,445,716     10.27%
  Commercial                                                         77,570,776           1,977,736     10.34%
  Installment                                                        11,872,551             299,998     10.25%
  Credit Card                                                         2,908,394              89,496     12.48%
  Municipal                                                             123,955               2,589      8.47%
--------------------------------------------------------------------------------------------------------------
    Total Loans                                                     268,032,516           6,815,535     10.31%
--------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                            630,832,318        $ 12,726,131      8.18%
                                                                                 =============================
Reserve for Loan Losses                                              (7,200,502)
Cash and Due From Banks                                              21,582,395
All Other Assets                                                     24,397,798
--------------------------------------------------------------------------------
    Total Assets                                                   $669,612,009
================================================================================

Liabilities & Shareholders' Equity
Interest Bearing Deposits:
  Interest Bearing Transaction                                    $  55,822,318       $     188,823      1.37%
  Savings                                                           183,888,781           1,011,493      2.23%
  Time Deposits Over $100,000                                        64,478,273             819,371      5.15%
  Time Deposits Under $100,000                                      147,030,948           1,885,457      5.20%
--------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                 451,220,320           3,905,144      3.51%
Other Borrowed Funds                                                 15,586,548             235,514      6.13%
--------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                              466,806,868       $   4,140,658      3.60%
                                                                                 =============================
Demand Deposits                                                     120,183,188
All Other Liabilities                                                 4,841,266
--------------------------------------------------------------------------------
    Total Liabilities                                               591,831,322
Shareholders' Equity                                                 77,780,687
--------------------------------------------------------------------------------
    Total Liabilities & Shareholders' Equity                       $669,612,009
================================================================================

Net Interest Margin                                                                                      5.52%
==============================================================================================================


FARMERS & MERCHANTS BANK
  OF CENTRAL CALIFORNIA
Volume and Rate Analysis of Net Interest Revenue


(Rates on a Taxable Equivalent Basis)                                         March 31, 1999 vs March 31, 1998
                                                                                     Amount of Increase
                                                                                (Decrease) Due to Change in:
                                                                    --------------------------------------------------
                                                                        Average           Average              Net
Interest Earning Assets                                                 Balance             Rate              Change
----------------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                  $   180,548       $   (155,240)        $   25,309
Investment Securities:
  U.S. Treasury                                                          96,936            (86,445)            10,492
  U.S. Agencies                                                        (760,453)           (78,641)          (839,094)
  Municipals                                                            773,944           (619,499)           154,445
  Mortgage Backed Securities                                          1,720,591         (1,099,048)           621,544
  Other                                                                  59,798            (45,158)            14,639
----------------------------------------------------------------------------------------------------------------------
    Total Investment Securities                                       1,890,816         (1,928,790)           (37,974)
----------------------------------------------------------------------------------------------------------------------
Loans:
  Real Estate                                                         2,397,167         (2,144,594)           252,573
  Commercial                                                          1,475,162         (1,159,813)           315,350
  Installment                                                           108,688            (66,391)            42,296
  Credit Card                                                            (3,327)            (2,978)            (6,305)
  Municipal                                                               2,788             (2,213)               574
----------------------------------------------------------------------------------------------------------------------
    Total Loans                                                       3,980,478         (3,375,989)           604,488
----------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                              6,051,843         (5,460,019)           591,822
----------------------------------------------------------------------------------------------------------------------

Interest Bearing Liabilities
Interest Bearing Deposits:
  Transaction                                                            68,434            (87,169)           (18,734)
  Savings                                                                (3,093)            (1,850)            (4,943)
  Time Deposits Over $100,000                                            (9,849)           (61,352)           (71,201)
  Time Deposits Under $100,000                                          904,201           (738,667)           165,535
----------------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                     959,694           (889,038)            70,657
Other Borrowed Funds                                                    521,331           (184,054)           337,278
----------------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                                1,481,025         (1,073,092)           407,935
----------------------------------------------------------------------------------------------------------------------
Total Change                                                        $ 4,570,818       $ (4,386,927)        $  183,887
======================================================================================================================

PART II.  OTHER INFORMATION
---------------------------


ITEM 1. Legal Proceedings
-------------------------

     None

ITEM 2. Changes in Securities
-----------------------------

     None

ITEM 3. Defaults Upon Senior Securities
---------------------------------------

     Not applicable

ITEM 4. Submission of Matters to a Vote of Security Holders
-----------------------------------------------------------

     None

ITEM 5. Other Information
-------------------------

     None

ITEM 6. Exhibits and Reports on Form 8-K
----------------------------------------

     None

                                  SIGNATURES
                                   ----------

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    FARMERS & MERCHANTS BANK
                                      OF CENTRAL CALIFORNIA


                                    /s/ Kent A. Steinwert
Date:  May 14, 1999                 --------------------------------------
                                    Kent A. Steinwert
                                    President and
                                    Chief Executive Officer
                                    (Principal Executive Officer)



                                    /s/ John R. Olson
Date:  May 14, 1999                 ---------------------------------------
                                    John R. Olson
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (Principal Accounting Officer)

                                       21